EXHIBIT 99.1

Diane Dayhoff
Staff Vice President Finance
1600 Smith Street, HSQII
Houston, Texas 77002

December 4, 2002

Dear Investors and Analysts:

I wanted to update you on information relating to our financial outlook. Fourth quarter 2002 expectations are in line with our previous guidance. We are seeing the customary winter fare sales and accordingly, expect the downward pressure on yields to continue.

Bookings for the week preceding Thanksgiving were weaker than in recent years but bookings for Thanksgiving week itself were quite strong. This pattern appears to be repeating itself for the Christmas holiday period as well. This indicates that customers are still traveling for the holidays; they are just leaving later and staying for shorter periods than in previous years.

As we announced earlier this week, we priced an offering of $200 million of Floating Rate Secured Notes and expect issuance and delivery of the Notes to occur on December 6, 2002. Including the proceeds of these Notes, we estimate that our year-end cash and short-term investment balance will be in the range of $1.2 - 1.3 billion.

We've fine-tuned our 2003 plan and we are now targeting to hold unit cost increases to 2-3% year-over-year versus our prior estimate of up 4-5%. This change is driven mainly by expected lower fuel costs as well as some additional cost-saving measures.

We are still in the process of finalizing the conditions of our three-way alliance among Delta, Northwest and ourselves. Assuming all conditions are met, we anticipate that we will begin implementing the alliance by the end of second quarter 2003.

Updated guidance for several operating and financial statistics for fourth quarter 2002, full year 2002 and 2003 can be found on Attachment A.

Please visit our website at continental.com for other information regarding Continental Airlines. If you should have any questions regarding this information, please do not hesitate to contact us.

Sincerely,

Diane Dayhoff

This letter contains forward-looking statements that are not limited to historical facts, but reflect the Company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the Company's 2001 10-K and its other securities filings, which identify important matters such as terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including the demand for air travel, airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business.